Exhibit 99.1

Proteostasis Therapeutics Reports Preliminary Data from Phase 1 Study of PTI-428 in Patients with Cystic Fibrosis

Screening Initiated in Phase 2 Portion of PTI-428 Study, 28-day Dosing Cohort

CAMBRIDGE, Mass. – June 29, 2017 – Proteostasis Therapeutics, Inc. (NASDAQ: PTI), a biopharmaceutical company developing small molecule therapeutics to treat diseases caused by dysfunctional protein processing such as cystic fibrosis (CF), today announced preliminary data from the Multiple Ascending Dose (MAD) cohort of its Phase 1 trial designed to evaluate the safety and pharmacokinetics of PTI-428 in CF subjects. PTI-428 is the Company’s cystic fibrosis transmembrane conductance regulator (CFTR) amplifier.

“To date, we have dosed 15 subjects in two patient populations, those who are taking Orkambi® and those not taking CFTR modulator based therapies. We have increased the size of both cohorts, enrolling beyond our initial targets in the former cohort, with the latter on its way to over-enrollment, reflecting investigator enthusiasm,” said Meenu Chhabra, president and chief executive officer of Proteostasis Therapeutics. “Based on safety and PK data from 12 patients in the two CF populations, the Safety Review Committee (SRC) has approved initiation of our longer-duration cohort of PTI-428 and the first patient has already been screened. This Phase 2 portion of the study is expected to inform us on a dose level for the triple combination proof-of-concept study combining our three CFTR modulators, PTI-428, PTI-801 and PTI-808.”

Ms. Chhabra continued: “PTI-428 is unique among CFTR modulators, in that in vitro studies suggest activity across CFTR genotypes, enabling a potential treatment paradigm where therapy for the majority of CF patients could be based on combinations anchored by PTI-428. We look forward to continuing to follow and enroll patients in our PTI-428 studies, and to announcing additional data from this trial in July.”

For the cohort with background Orkambi® therapy, a total of ten patients with CF have been dosed to date. Safety and PK data from the first eight subjects who have completed dosing and follow-up were evaluated by the SRC. Primary endpoints of the study were safety, tolerability and pharmacokinetics (PK). Patients were randomized to receive 100 mg PTI-428 or placebo for seven days in addition to their background Orkambi® therapy. PTI-428 was generally well tolerated, with no serious adverse events and no adverse events leading to discontinuation observed, and adverse events observed in subjects were mild (two) or moderate (one), and were deemed unrelated to study therapy. Preliminary data confirmed the PTI-428 PK profile to be comparable to that achieved in healthy volunteers and showed a lack of impact on Orkambi® exposure levels, including both ivacaftor and lumacaftor, suggesting no clinically significant drug-drug interaction. Notably, peak concentration achieved approached EC90 for PTI-428.

Safety endpoints included forced expiratory volume in one second (FEV1) and exploratory endpoints included changes in sweat chloride (SC) and CFTR mRNA. Preliminary analysis of changes in respiratory function for those patients with complete lung function data over the study period indicates a positive trend from baseline to the end of the 7-day dosing period, as measured by FEV1, and return to baseline levels at the end of the 7-day follow up period. The overall changes in lung function during the treatment interval favored the group that received PTI-428 versus placebo, although such changes were not statistically significant, as the study was not designed to confirm difference from placebo. Preliminary sweat chloride data suggest that PTI-428 modulates CFTR activity. The alteration in SC is consistent with published data on lumacaftor and tezacaftor, where changes in SC levels did not correlate with FEV1 improvement. With a limited dataset, a correlation has not been observed between CFTR mRNA and FEV1. Further analysis of the study, including follow up on all patients enrolled in this cohort, is expected to be reported in July.

For the cohort of CF patients not currently on CFTR modulator therapy, subjects received PTI-428, or placebo, as their sole CFTR modulator therapy for seven days. While this cohort remains blinded, of the five patients enrolled to date, four were evaluated by the SRC for safety and tolerability, and treatment was found to be generally well tolerated with no treatment related adverse events observed. Five adverse events observed so far were all mild. Further analysis from the PTI-428-only cohort, including follow up on all patients enrolled, is also expected to be reported in July.

A separate study with a third patient population is initiating enrollment of CF patients who will receive PTI-428 or placebo in addition to Kalydeco® as background therapy for 14 days. Proteostasis expects to announce preliminary results from this study during the third quarter.

PTI-428 Data Support Progression into Phase 2, 28-day Dosing Cohort, Progressing to Triple Combination (PTI-NC-733)

After a washout period, patients on Orkambi® background therapy who were enrolled in the 7-day dosing MAD cohort are eligible to enroll in the Phase 2 portion of the PTI-428 study, a 28-day dosing cohort. Upon review of the safety data from the MAD cohort in CF subjects on background Orkambi® therapy, the SRC has approved initiation of this next stage of clinical development with PTI-428. The Company has initiated screening of patients for the 28-day study and plans to report safety and efficacy data from this cohort in Q4 of 2017.

Proteostasis is currently conducting a 14-day MAD Phase 1 study of PTI-801 (corrector) in healthy volunteers in the U.S., to be followed by dosing in CF patients. If positive results are achieved in the Company’s PTI-428 and PTI-801 programs, the Company intends to initiate a triple combination Proof of Concept (POC) study, which will combine PTI-428, PTI-801 and PTI-808 (also known as PTI-NC-733), in an F508del homozygous population who are not taking Orkambi®, at the end of 2017. The study will explore different doses of PTI-808 with fixed dose combination of PTI-428 and PTI-801.

About Proteostasis Therapeutics, Inc.

Proteostasis Therapeutics, Inc. is a biopharmaceutical company dedicated to the discovery of groundbreaking therapies to treat diseases caused by dysfunctional protein processing, such as cystic fibrosis (CF). Headquartered in Cambridge, MA, the Proteostasis Therapeutics team focuses on identifying therapies that restore protein function. In addition to its multiple programs in cystic fibrosis, Proteostasis Therapeutics has formed a collaboration with Astellas Pharma, Inc. to research and identify therapies targeting the Unfolded Protein Response (UPR) pathway. For more information, visit www.proteostasis.com.

Safe Harbor

To the extent that statements in this release are not historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “aim,” “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements made in this release include, without limitation, statements regarding the expected timing of the initiation of, patient enrollment in, data from, and our completion of, our clinical studies and cohorts for PTI-428, PTI-801, PTI-808 and our triple combination therapy candidate, PTI-NC-733. Forward-looking statements made in this release involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, and we therefore cannot assure you that our plans, intentions, expectations or strategies will be attained or achieved. Such risks and uncertainties include, without limitation, the possibility final or future results from our drug candidate trials (including, without limitation, longer duration studies) do not achieve positive results or are materially and negatively different from or not indicative of the preliminary results reported in this release, (noting that these results are on a small number of patients and small data set), uncertainties inherent in the execution and completion of clinical trials (including, without limitation, the possibility FDA requires us to run cohorts sequentially or conduct additional cohorts or pre-clinical or clinical studies), in the enrollment of CF patients in our clinical trials, in the timing of availability of trial data, in the results of the clinical trials, in possible adverse events from our trials, in the actions of regulatory agencies, in endorsement, if any, by therapeutic development arms of CF patient advocacy groups, and those set forth in our Annual Report on Form 10-K for the year ended December 31, 2016, and our other SEC filings. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Investors:

David Pitts

Argot Partners

212.600.1902

david@argotpartners.com

Media:

Eliza Schleifstein

Argot Partners

973.361.1546

eliza@argotpartners.com

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